                           MANAGEMENT AGREEMENT

      This Management Agreement ("Agreement") is made as of the     day of
September, 1995, by and between Senior Quarters at Glen Riddle, L.P. (the "Company") with offices located at Glen Riddle, Pennsylvania, and Senior Quarters Management Corp., a New York Corporation ("Manager") with offices located at 339 Crossways Park Drive, Woodbury, New York.

      Manager is in the business of owning and\or furnishing management services to independent and assisted living residences for senior citizens. The Company intends to construct a 120 unit assisted living residence located in Glen Riddle, Pennsylvania, to be known as "Senior Quarters at Glen Riddle" ("Facility"). The Company and Manager desire that the Company retain Manager to manage the Facility and provide certain services in connection therewith.

      The Delaware County Industrial Development Authority (the "Authority") has issued its $12,830,000 aggregate principal amount of Elder Care Facility Revenue Bonds (Senior Quarters at Glen Riddle, L.P., Project), Series of 1995 (the "Bonds") pursuant to a Trust Indenture (the "Indenture") between the Authority and First Fidelity Bank, National Association, as trustee (the "Trustee"), and has loaned the proceeds of the Bonds to the Company to finance the construction and equipping of the Facility pursuant to the Loan Agreement dated as
of   , 1995 (the "Loan Agreement"), between the Authority and the Company. The
Company's obligations under the Loan Agreement are evidenced by the Promissory
Note dated               , 1995 (the "Note") from the Company to the Authority
and secured by the Mortgage and Security Agreement dated as of              ,
1995 (the "Mortgage"), from the Company to the Trustee granting a mortgage lien on the Facility and a security interest in the Gross Revenues of the Company (as defined in the Mortgage). The Authority has assigned its rights under the Loan Agreements and the Note to the Trustee. The Indenture, Loan Agreement, Note and Mortgage are hereinafter referred to collectively as the "Bond Documents." The Company and the Manager acknowledge that the Bond Documents require that the Company's payment obligations under this Agreement must be subordinated to certain payment obligations under the Bond Documents (including without limitation operating expenses of the Facility (not including Management Fees payable under this Agreement), debt service on the Bonds, and deposits into the Debt Service Reserve Fund and Capital and Maintenance Fund established under the Indenture).

      Accordingly, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, and intending to be legally bound, the Company and Manager agree as follows:

      1. APPOINTMENT OF MANAGER. The Company appoints Manager as the exclusive management agent for the Facility, subject to the terms of this Agreement. Manager hereby accepts such appointment.

      2.    MANAGEMENT SERVICES.

            (a) INITIAL SERVICES. Commencing on the date hereof, and until four (4) months prior to the projected completion date of Phase I of the Facility (the first day of the four (4) month period hereinafter referred to as the "Commencement Date"), Manager agrees to provide assistance to the Company in the planning of the Facility. Such assistance may include review of architectural drawings and site plans; arranging for feasibility studies; licensure and certification planning; support and assistance in filing for Certificate of Need and other governmental requirements, if any; and financial analysis ("Initial Services").

            (b) GENERAL MANAGEMENT. Beginning on the Commencement Date (to permit the completion of all start-up work, including pre-opening marketing, staff recruitment, training, facility set-up, and licensing, if any) and continuing until the expiration or earlier termination of this Agreement, Manager shall manage and supervise the day-to-day operation of the Facility, in the name of, on behalf of, and for the account of, the Company.

            (c) SPECIFIC SERVICES. In connection with such management and supervision of the Facility, Manager, in accordance with the Operating Budget, shall provide or cause to be provided the following specific services in the name of, on behalf of, and for the account of, the Company.

                  (i)   FINANCIAL AND ACCOUNTING SERVICES.

                        Supervise and coordinate the preparation and\or maintenance (as appropriate) of the following items:

                        A. A monthly balance sheet and statement of operations for the Facility, to be submitted to the Company within thirty (30) days after the end of each calendar month;

                        B.    Resident billing records;

                        C.    Accounts receivable and collection records;

                        D.    Accounts payable records;

                        E. All payroll functions, including, preparation of payroll checks, establishment of depository accounts for withholding taxes, payment of such taxes (at the Company's sole expense), filing of payroll reports and the issuance of W-2 forms to all employees; and

                        F. A complete general ledger for the purposes of recording and summarizing all transactions for the Facility.

                        G.    Copies of all reports submitted to
bondholders/lenders providing financing for the Company shall be sent to the Company.

                        H. Manager must be responsible for preparation and delivery of all reports required to be delivered to the Trustee and/or the Bondholders under the Bond Documents, at the time and in the manner required thereunder.

                  (ii) PURCHASING. Purchase all items needed for the operation of the Facility, including without limitation, supplies, equipment and inventory.

                  (iii) LICENSURE. Obtain and maintain all licenses, permits and approvals by applicable governmental authorities with respect to the operation of the Facility, and maintain certification from public third party payment programs, if any. All such licenses, permits, approvals and certifications shall be in the name of the Company, or an individual partner of the Company, unless the governing entities require otherwise.

                  (iv) CONTRACTS. Negotiate, enter into, secure, cancel and/or terminate in the name of and on behalf of the Company, such agreements and contracts which Manager may deem necessary or advisable for the operation of the Facility, including, without limitation, the furnishing of concessions, supplies, utilities, extermination, refuse removal and other services customarily provided to the Facility by independent contractors. With the Company's consent, Manager shall be entitled to utilize any affiliated entities to provide these services. In addition, notice will be given to the Owners of the Bonds if the Company enters into a transaction with any affiliate of Manager, and such transactions will in all instances be consistent with similar transactions by independent parties of equal bargaining power in an arms-length transaction.

                  (v) SALES & MARKETING. Manager will establish and implement a sales and marketing plan, oversee the design and placement of advertising, and hire, train and supervise rental and marketing staff.

            (d) LIABILITY OF MANAGER. Manager shall have no liability to the Company as a result of any decision made with respect to or any actions taken or not taken in connection with the Manager's discharge of its obligations under Sections 2(a), (b) and (c) above, so long as such decisions, actions or omissions were taken in good faith.

            (e) EXCLUSIVE REPRESENTATIVE. It is understood and agreed that Manager shall be the exclusive representative of the Company for purposes of communicating and dealing directly with the regulatory authorities, governmental agencies, employees, independent contractors, suppliers, residents, sponsors, licensees, customers and guests of the Facility. Any communications from the Company to such persons or entities or authorities shall be directed through Manager.

      3.    FISCAL CONTROLS AND PROCEDURES.

            (a) ANNUAL BUDGET. At least ninety (90) days prior to each fiscal year that commences during the term of this Agreement, Manager shall submit to the Company a proposed budget projecting the revenue to be available and funds to be required during such fiscal year in order to operate the Facility and make capital improvements that may be required in order to keep the Facility's physical plant in good condition and repair. The budget shall be based upon data and information then available and shall include, without limitation, estimated salaries and fringe benefits for all employee groups, projected staffing patterns for the Facility, estimates of required purchases for supplies, inventory, food and similar items, and an estimate of the level of rates and charges sufficient to generate revenue necessary to operate the Facility and make capital improvements projected in the budget. The Company shall, within twenty (20) days following receipt of such annual budget, notify Manager of either the Company's approval of the annual budget or those items of which the Company approves and those items of which the Company disapproves. As soon as reasonably practical thereafter, the Company and Manager shall attempt to establish a mutually agreeable annual budget for the Facility. In the event the Company does not timely either approve, or disapprove, in total or in part, of such annual budget, as provided herein, then until the Company and Manager approve of said new annual budget, each line item of both revenues and expenses of the most current approved annual budget shall be increased, commencing on the first day of the new fiscal year, in accordance with the percentage increase, if any, in the Consumer Price Index for the Philadelphia area (All Urban Consumers, All Items) (1982-1984=100) (the "Index") as published by the United States Department of Labor, Bureau of Labor Statistics (the "Bureau"). The Index for January 1 of the then current year during the term of this Agreement in which the annual budget shall be increased shall be compared with the Index for January 1 of the last year in which the annual budget was increased (or, in the event of the first increase, the first year of the term of this Agreement) and the annual budget then in effect shall be increased, in accordance with the percentage increase, if any, between such Indexes. In no event shall the annual budget as adjusted be less than the annual budget in effect immediately prior to the adjustment. Should the Bureau discontinue the publication of the Index, or publish the same less frequently, or alter the same in some other manner, the Company shall adopt a reasonable substitute index or procedure that reasonably reflects and monitors consumer prices as then customarily used in the Delaware County area. Each budget, as approved (and as revised from time to time during a fiscal year with the Company's approval, as set forth in Section 3(b) hereof), is referred to herein as the "Annual Budget." The projected budget submitted by Manager to the Company shall be an estimate of revenue and costs, and the Company acknowledges that (i) projected revenue may not be actually received and (ii) projected costs may be exceeded by actual expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility. By submitting such a projected budget, Manager will not be providing a guarantee or warranty as to the projected revenue, expenses, or capital expenditures of the Facility. Anything in this Section 3 to the contrary notwithstanding, as long as any Bonds remain outstanding, the annual budget shall comply with the requirements of Section 5.21 of the Loan Agreement.

            (b) EFFORTS TO OPERATE WITHIN ANNUAL BUDGET. Manager agrees to use its best efforts to operate the Facility in accordance with the Annual Budget. Subject to the foregoing, the Company shall be responsible on a periodic basis, as and when needed, for all expenses and capital expenditures incurred in connection with the operation and maintenance of the Facility, including, without limitation, cost overruns which exceed the projections in the Annual Budget.

            (c) BANK ACCOUNTS AND WORKING CAPITAL. The Manager, in the Facility's name and on behalf of the Company, shall transfer daily all Gross Revenues (as defined in the Bond Documents) of the Facility (but excluding an amount not to exceed $20,000 in the aggregate which the Manager may retain at any one time in the Operating Accounts described below and excluding any amounts transferred by the Trustee to the Manager pursuant to Section 7.17(a)(2) of the Trust Indenture) to the Trustee for deposit in the Revenue Fund established under the Indenture. Manager shall establish in a local bank an account or accounts for the operation of the Facility ("Operating Accounts"), in the Company's name and on behalf of the Company, and shall thereafter deposit therein all funds received by Manager on the Company's behalf with respect to the Facility. Subject to the provisions of the Indenture, the Company shall provide sufficient working capital for the operation of the Facility (including, without limitation, the payment of Manager's Management Fee under Section 6 hereof) and shall deposit such working capital in the Operating Accounts from time to time upon the request of Manager, subject to the provisions of the Bond Documents. All expenses incurred in connection with the operation of the Facility shall be paid out of the Operating Accounts; provided, however, that as long as any Bonds remain outstanding, the Manager's Management Fees shall only be paid directly by the Trustee out of the Revenue Fund established under the
Indenture and as otherwise provided in the Bond Documents.   Manager may write
checks and draw on the Operating Accounts to pay for operation of the Facility to the extent required by Manager in the discharge of its obligations hereunder and subject to the limitations set forth herein, the Company shall also provide sufficient funding to make the capital improvements projected in the Annual Budget, subject to the provisions of the Bond Documents. Manager shall have no obligation to (i) provide or contribute working capital required for the operation of the Facility, or (ii) fund capital expenditures required to maintain the Facility in good condition and repair. Manager shall maintain appropriate fidelity levels with respect to personnel authorized to make withdrawals from accounts.

      4.    PERSONNEL.

            (a) MANAGER'S EMPLOYEES. All employees working at or in connection with the operation of the Facility shall be employees of the Manager. All salary, fringe benefits, bonuses and related expenses payable to such employees shall be borne solely by the Manager; however, said salaries, fringe benefits, bonuses and related expenses shall be reimbursed to Manager by the Company from the Operating Accounts.

            (b) MANAGER'S AUTHORITY. Manager shall elect, appoint and from time to time, replace the Facility Administrator and such other personnel as Manager may choose or shall deem necessary for the proper operation of the Facility. Manager's selection and appointment of the Administrator and such other personnel and the terms of their employment, including compensation, shall be final and not subject to review.

      5. TERM OF AGREEMENT. This Agreement shall commence on the date hereof and shall expire on the tenth (10th) anniversary of the Commencement Date, with automatic renewal periods of five (5) years each thereafter, unless either party notifies the other in writing within one hundred twenty (120) days of the expiration of the then current term, of its decision not to automatically exercise the upcoming renewal option period. Notwithstanding anything to the contrary in the foregoing, this Management Agreement shall not be (i) terminated or amended without first obtaining the prior written consent of a Majority of Owners (as defined in the Bond Documents); or (ii) renewed (automatically or otherwise) without first obtaining the prior written consent of a Majority of Owners, for so long as an Event of Default shall have occurred and be continuing under the Bond Documents.

      6.    MANAGEMENT FEE AND ADDITIONAL CHARGES.

            (a) MANAGEMENT FEE. There will be no fee for the Initial Services, except as otherwise provided herein. The Company shall pay Manager a management fee ("Management Fee"), commencing on the Commencement Date, equal to the sum of five (5%) percent of total Gross Revenues, payable monthly, subject to the following provisions: (a) During the initial four (4) month start-up phase beginning on the Commencement Date and ending on the completion of construction of Phase I of the proposed Facility, the minimum monthly Management Fee of $12,500 ("Minimum Fee") will be payable to Manager on the first day of each month; (b) from the month of completion of construction of Phase I of the proposed Facility through January 1998, the monthly Management Fee shall consist of (i) a base fee (the "Base Fee") equal to the greater of $8,000 per month or 5 percent of the total Gross Revenues of the proposed Facility for such month, which Base Fee shall be paid currently, and (ii) an additional fee (the "Additional Fee") for such month equal to $12,500 minus the Base Fee for such month, which Additional Fee shall accrue and be paid annually if sufficient funds are available in the Operating Reserve

Fund, pursuant to Section 7.17(a) of the Indenture; and (c) after January 1998, a monthly Management Fee equal to 5 percent of the total Gross Revenues of the proposed Facility for the month, which monthly fee shall be paid currently. If any portion of the Management Fees are not paid when due because of the unavailability of funds under the Indenture, said Management Fees will not accrue interest, and Manager's remedy will be to terminate this Agreement as provided in Section 12. As used in this Section 6, the term "Gross Revenues" shall mean all revenue, whether in cash or credit, collected or uncollected, from sources derived from the operation of the Facility, including, without limitation, the aggregate of all rentals, sales and charges for services rendered, ordered at, from or through the Facility, or performed in, upon or about the Facility and all of its departments, including the gross consideration or compensation received or receivable for services rendered to residents of the Facility in the conduct of business on the premises, whether similar or dissimilar to those hereinabove enumerated.

            (b) ADDITIONAL SERVICES. Services that do not fall within the scope of management and supervision of the day-to-day operation of the Facility, including, without limitation, special projects requested by the Company or recommended by Manager and approved by the Company are not included as part of the Management Fee due to Manager hereunder and shall be subject to Manager being entitled to additional compensation to be agreed upon between Manager and the Company.

            (c) SUBORDINATION. Anything herein to the contrary notwithstanding, the Manager and the Owner agree that, as long as any Bonds remain outstanding, any Management Fees payable hereunder to the Manager shall be paid only as provided in Sections 6.4(d) and 7.17 of the Trust Indenture (which requires among other things the prior payment each month of operating expenses (other than Management Fees), debt service on the Bonds, and deposits into certain funds held by the Trustee under the Indenture).

      7.    LEGAL ACTIONS.

            (a) Manager shall institute any necessary legal actions or proceedings to collect obligations owing to the Facility or to cancel or terminate any contract for breach thereof or default thereunder and otherwise enforce the obligations of the residents, sponsors, licensees, customers and other users of the Facility, all at the Company's expense.

            (b) Manager is authorized to settle, on the Company's behalf and in the Company's name, on terms and conditions as Manager shall deem in the best interest of the Facility, any and all claims or demands arising out of the operation of the Facility, irrespective of whether or not legal action has been instituted, provided such settlement does not exceed Ten Thousand ($10,000) Dollars for each such claim or demand. The Company agrees that such sums shall be paid as an operating expense of the Facility.

      8. INFORMATION; COOPERATION. The Company shall provide Manager with any information reasonably required by Manager for the performance of its obligations under this Agreement, and the Company shall permit Manager to examine and copy any data in the possession or control of the Company affecting the operation of the Facility, including, without limitation, accounting and financial information. The Company shall fully cooperate with Manager to permit Manager to discharge its obligations hereunder.

      9. INSURANCE. Manager is authorized to secure, on the Company's behalf and in the Company's name, on such terms and conditions as Manager shall deem in the best interests of the Facility, insurance coverage in amounts sufficient to protect the Facility, Manager, and the Company against claims of third parties, property damage and such other risks as are prudent; provided, however, as long as any Bonds remain outstanding, such insurance shall comply with the provisions of the Bond Documents. The cost of insurance shall be charged as an operating expense of the Facility. Manager shall be a named insured under all policies of insurance affecting the Facility.

      10. REPRESENTATIONS AND WARRANTIES. The Company makes the following representations and warranties, which are material, and upon which Manager has relied as an inducement to enter into this Agreement.

            (a) STATUS OF THE COMPANY. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Pennsylvania; and is qualified to do business and is in good standing in the State of Pennsylvania; and has all necessary power to carry on its business as now being or in the future will be conducted.

            (b) AUTHORITY AND DUE EXECUTION. The Company has full power and authority to execute and deliver this Agreement and all related documents and to carry out the transactions contemplated hereby, which actions will not with the passing of time, the giving of notice or both, result in the default under or breach or violation of (A) the Company's Limited Partnership Agreement as amended to date, (B) any law, regulation, court order, injunction or decree of any court, administrative agency or governmental body, or (C) any mortgage, note, bond, indenture, agreement, lease, license, permit or other instrument or obligation to which the Company, or the Facility, is now a party or by which the Company, or the Facility, or any of its assets may be bound or affected. This Agreement constitutes the valid and binding obligation of the Company enforceable in accordance with its terms.

            (c) LITIGATION. There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of the Company threatened against the Company, or the Facility, which seeks to enjoin or prohibit the Company from entering into this Agreement, or which in any way will adversely affect the Facility.

      11.   INTENTIONALLY DELETED.

      12.   EVENTS OF DEFAULT, REMEDIES AND RIGHTS OF TERMINATION.

            (a) DEFAULTS. Each of the following shall constitute an Event of Default hereunder:

                  (i) If the Company shall fail to pay any installment of the Management Fee for a period of fifteen (15) days after notice of such default from Manager;

                  (ii) If either Manager or the Company fails to perform any material term, provision, or covenant of this Agreement (other than as set forth in Section 12(a)(i) above), and such failure continues for a period of thirty
(30) days after written notice from the other party specifying such failure to perform;

                  (iii) If Manager is dissolved or liquidated, applies for or consents to the appointment of a receiver, trustee or liquidator of all or a substantial part of its assets, files a voluntary petition in bankruptcy, makes a general assignment for the benefit of creditors, or files a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Manager bankrupt or insolvent or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator for such party of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

            (b) REMEDIES. Upon any Event of Default, which is not timely cured, the party who has not committed or suffered the Event of Default may, subject to Section 5.23 of the Loan Agreement, at its option, terminate this Agreement, and\or exercise all other rights and remedies available to such party at law or in equity. In the event of any termination of this Agreement based upon a breach of the Company, or for any other reason except a breach by Manager due to bad faith, willful malfeasance or gross negligence, Manager shall be paid all Management Fees and other fees due to the date of termination, plus any other damages to which Manager is entitled subject to Section 7.17 of the Indenture. No delay or failure on the part of either party hereunder to declare the other party in default or exercise any remedies in respect of such default shall operate as a waiver of such right to declare a default and exercise such remedies. If either party is forced to engage counsel to enforce any of the default provisions of this Agreement, the prevailing party shall also be entitled to reasonable attorneys fees and all costs attendant to such action.

            (c) LIQUIDATED DAMAGES. If this Agreement terminates by default on the part of the Company, which does not include a termination of the Management Agreement by the Company pursuant to the following paragraph, the Company shall pay Manager within thirty (30) days following the date of such event, as "Liquidated Damages", because actual damages incurred by Manager will be difficult or impossible to ascertain, and not as a penalty, an amount equal to the sum of accrued Management Fees during the immediately preceding twenty-four (24) full calendar months (or such shorter period as equals the unexpired term of this Agreement or current option period, at the date of termination); provided, however, if the Facility has not been open for 24 months, then the average monthly Management Fee or Minimum Fee, whichever is larger, since the Commencement Date multiplied by twenty-four (24), plus any applicable Taxes assessed on such payment. Notwithstanding the foregoing, in no event shall the amount payable pursuant to this Section be less than the product of $1,500.00 multiplied by the number of resident units the Facility is licensed for or has applied to be licensed for, provided, however, if the current term will expire in less than twenty-four (24) months, then such amount shall be reduced by multiplying it by a fraction, the numerator of which is the number of months remaining in the current term and the denominator of which is twenty-four
(24). If the Management Agreement terminates prior to the Commencement Date, the Company shall pay Manager within thirty (30) days following the date of termination, Liquidated Damages in an amount equal to the product of $500.00 multiplied by the number of units the Facility will be licensed for, plus any applicable taxes. Payment of Liquidated Damages shall be in addition to Manager's other rights under this Agreement. Anything in this Agreement to the contrary notwithstanding, as long as any of the Bonds remain Outstanding (as defined in the Bond Documents), the company shall be required to pay any Liquidated Damages only from the moneys paid over to the Company by the Trustee from the Operating Reserve Fund pursuant to Section 7.17(a)(9)(C) of the Trust Indenture.

            (d) Anything in this Agreement to the contrary notwithstanding, the Company may terminate this Agreement, and this Agreement shall be terminated if requested in writing by a Majority of Owners (as defined in the Trust Indenture), without penalty (including the payment of Liquidated Damages pursuant to Section 12(c) hereof) if (a) the Company fails to achieve the Liquidity Covenant, the Debt Service Coverage Ratio, Occupancy Covenant, or the Trades Payable Covenant (as defined in the Loan Agreement) for any two consecutive Quarterly Evaluation Dates (as defined in the Bond Documents) or, the Debt Service Coverage Ratio, the Ratio Requirements based on Actual Debt Service Requirements, or Liquidity Covenants on any Annual Evaluation Date, (b) the Management Consultant engaged pursuant to the provisions of the Bond Documents recommends such termination, or (c) the Manager is grossly negligent in the discharge of its duties under this Agreement. The determination of gross negligence by the majority of Owners shall be deemed conclusive for purposes of terminating the Management Agreement

      13. FACILITY'S NAME. Manager shall have the absolute right and authority to name and rename the Facility and to use such name(s) in any advertising or promotion for the Facility. If Manager, with the Company's approval, chooses to use a name for this Facility similar to one that it uses for any other facility which it owns and\or manages, whether or not such name is registered with any federal or state agency, then Manager hereby grants to the Company and the Company accepts, a non-exclusive right to use Manager's chosen name at this Facility only. Upon the termination of this Agreement for any reason whatsoever, the Company shall immediately cease all use of Manager's chosen name for the Facility, including any items which carry said name, such as menus, supplies, signage, stationery, etc. The Company shall immediately direct all telephone companies and their Yellow Pages advertising affiliates which identify the Company's Facility under Manager's chosen name, to cease, effective with their next published edition, all references to the Facility as such under Manager's chosen name and, at the request of Manager, shall provide Manager with written confirmation from such third parties of receipt of such direction. Any post-termination usage by the Company of Manager's chosen name shall be a willful infringement of Manager's trademark and other rights.

      14. RIGHT OF FIRST REFUSAL. Upon the Company's receipt of any bona fide "Third Party Offer" to consummate a sale or lease transaction regarding this Facility, and provided such transaction has been approved by a Majority of the Bondholders, the Company shall advise Manager in writing (including the terms and conditions of such Third Party Offer) within ten (10) days of the Company's receipt of such Third Party offer. Manager (or any affiliate) shall have the right and option, exercisable by sending written notice of such exercise by the thirtieth (30th) business day following receipt of such notice, to purchase the Facility (or leasehold, if applicable) on the same terms and conditions as set forth in such notice provided that Manager shall not be responsible for payment of any finder's or brokerage fees, or for any non-cash or non-purchase price terms of such Third Party offer. Any change in such terms or such purchaser, or any failure to complete such sale within six (6) months after the date the Company gives such notice to Manager, shall be treated as a new offer, entitling Manager to new first refusal rights. This Section 14 shall not apply to a conveyance of the Facility pursuant to a foreclosure under the Bond Documents or a deed in lieu of foreclosure thereunder.

      15.   MISCELLANEOUS.

            (a) SHARED EXPENSES. If Manager, with the Company's approval, shall combine any advertising, public relations, or other activities with similar activities at other facilities owned or operated by Manager or its Affiliates, the cost of such activities shall be shared proportionately by the Company and Manager or its Affiliates, as the case may be. Manager shall exclusively handle all public relations matters for the Facility either through available in-house support or from outside sources.

            (b)   RELATIONSHIP OF PARTIES.  Nothing contained in this
Agreement shall constitute or be construed to be or create a partnership, joint venture or lease between the Company and Manager with respect to the Facility, it being understood that Manager's status shall be that of an independent contractor.

            (c) COSTS AND EXPENSES OF FACILITY; INDEMNITY. All fees, costs, expenses and purchases arising out of, relating to, or incurred in the operation of the Facility, shall be the sole responsibility of the Company. Manager, by reason of the execution of this Agreement and the performance of its services hereunder, shall not be liable for or deemed to have assumed any liability for such fees, costs and expenses, or any other liability or debt of the Company whatsoever, arising out of or relating to the Facility or incurred in its operation. The Company agrees to indemnify, defend, pay on behalf of, and hold Manager and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of or relating to the ownership or operation of the Facility (except those resulting from the willful misconduct or gross negligence of Manager), including, without limitation, any liabilities asserted against Manager or any of its officers, directors, employees or agents by reason of any action or inaction taken by any of the foregoing while performing the duties of Manager hereunder on behalf of the Company or any of its officers, directors, employees or agents. Manager agrees to indemnify, defend, pay on behalf of, and hold the Company and its officers, directors, agents and employees harmless from and against all losses, claims, damages and other liabilities arising out of the gross negligence or willful misconduct of Manager or any of its officers, directors, employees or agents. The terms of this Section 15(c) shall survive the expiration or earlier termination of this Agreement.

            (d) BOOKS AND RECORDS. All books, records, forms and reports prepared by Manager in connection with the operation of the Facility are the Company's property.

            (e) COOPERATION UPON TERMINATION. Upon the expiration or earlier termination of this Agreement, Manager shall cooperate with the Company in effecting an orderly transition to any new manager of the Facility in order to avoid any interruption in the rendering of services to the Company and, in connection therewith, shall surrender to the Company all contracts, documents, books, records, forms and reports in the possession of Manager regarding the operation of the Facility.

            (f) FORCE MAJEURE. Manager's obligations under this Agreement are subject to strikes, labor disturbances, casualty, arbitrary and capricious action by third parties, the Company's compliance with and observance of the terms of this Agreement (including, without limitation, the Company's obligation to provide Management Fees and sufficient working capital for the operation of the Facility and funding for the capital improvements projected in the Annual Budget), changes in laws, statutes, ordinances, regulations or orders of governmental authorities or tribunals, war or other state of national emergency, terrorism, acts of God and other factors beyond the control of Manager collectively, ("Force Majeure"). Manager shall not be responsible or liable in any way for its inability to discharge any of its obligations hereunder due to Force Majeure.

            (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. Manager may not assign this Agreement without the consent of the Company and the Majority of Owners; provided, however, if the proposed assignee is an Affiliate of Manager, such consent shall not be unreasonably withheld. For the purpose of this Agreement, the term "Affiliate" shall mean any other entity in which a principal or principals of Manager own at least 51 percent of said entity.

            (h) NOTICES. All notices, demands and requests to be made hereunder by one party to other shall be in writing, and shall be delivered by hand, mailed by certified mail, return receipt requested, or sent by overnight courier service, with postage prepaid, to the addresses listed at the beginning of this Agreement. All notices shall be deemed to be effective (i) upon receipt, if hand delivered, (ii) three (3) days after mailing, if mailed by certified mail, or (iii) the next business day after sending, if sent by overnight courier service.

            (i) ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, and no prior oral or written representations, covenants or agreements between the parties with respect to the subject matter hereof shall be of any force or effect. Any amendments or modifications to this Agreement shall be of no force or effect unless in writing and signed by both the Company and Manager.

            (j) GOVERNING LAW. This Agreement has been executed and delivered in the State of Pennsylvania, and all the terms and provisions hereof and the rights and obligations of the parties hereto shall be construed and enforced in accordance with the laws thereof, and the Courts sitting therein.

            (k) TIME OF THE ESSENCE. Time is of the essence throughout this entire Agreement.

            (l) SECTION HEADINGS. The section headings throughout this Agreement are provided for convenience of reference only, and the words contained therein shall not in any way be held to explain, modify or otherwise affect the interpretation, construction or meaning of the provisions of this Agreement.

            (m) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

            (n) WAIVERS. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further and continuing waiver of any such term, provision or condition of this Agreement.

            (o) COVENANT NOT TO COMPETE. Neither the Company nor any affiliate thereof, nor the Manager or any affiliate thereof, shall build, operate or acquire any facility providing services substantially similar to the services provided by the Facility within a 20 mile radius of the Facility without the prior written consent of a majority of the bondholders, which consent shall not be unreasonably withheld.

            (p) NONDISCRIMINATION CLAUSE. During the term of this Agreement, the Manager agrees, as to itself and as to each employee of the Facility controlling, controlled by or under common control with the Manager (each, a "Contractor") as follows:

      1. Contractor shall not discriminate against any employee, applicant for employment, independent contractor or any other person because of race, color, religious creed, handicap, ancestry, national origin, age or sex. Contractor shall take affirmative action to insure that applicants are employed, and that employees or agents are treated during employment, without regard to their race, color, religious creed, handicap, ancestry, national origin, age or sex. Such affirmative action shall include, but is not limited to: employment, upgrading, demotion, or transfer, recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training. Contractor shall post in conspicuous places, available to employees, agents, applicants for employment and other persons, a notice to be provided by the contracting agency setting forth the provisions of this nondiscrimination clause.

      2. Contractor shall in advertisements or requests for employment placed by it or on its behalf, state that all qualified applicants will receive consideration for employment without regard to race, color, religious creed, handicap, ancestry, national origin, age, or sex.

      3. Contractor shall send each labor union or workers' representative with which it has a collective bargaining agreement or other contract or understanding, a notice advising said labor union or workers' representative of its commitment to this nondiscrimination clause. Similar notice shall be sent to every other source of recruitment regularly utilized by Contractor.

      4. It shall be no defense to a finding of noncompliance with this nondiscrimination clause that Contractor had delegated some of its employment practices to any union, training program or other source of recruitment which prevents it from meeting its obligations. However, if the evidence indicates that Contractor was not on notice of the third-party discrimination or made a good faith effort to correct it, such factor shall be considered in mitigation in determining appropriate sanctions.

      5. Where the practices of a union or any training program or other source of recruitment will result in the exclusion of minority group persons, so that Contractor will be unable to meet its obligations under this nondiscrimination clause, Contractor shall then employ and fill vacancies through other nondiscriminatory employment procedures.

      6. Contractor shall comply with all state and federal laws prohibiting discrimination in hiring or employment opportunities. In the event of Contractor's noncompliance with the nondiscrimination clause of this contract or with any such laws, the maturity of the indebtedness to the contracting agency entered into pursuant to this contract may be accelerated, and Contractor may be declared temporarily ineligible for further Commonwealth contracts, and other sanctions may be imposed and remedies invoked.

      7. Contractor shall furnish all necessary employment documents and records to, and permit access to its books, records and accounts by, the contracting agency for purposes of investigation to ascertain compliance with the provisions of this clause. If Contractor does not possess documents or records reflecting the necessary information requested, it shall furnish such information on reporting forms supplied by the contracting agency.

      8. Contractor shall actively recruit minority subcontractors and women subcontractors or subcontractors with substantial minority or women representation among their employees.

      9. Contractor shall include the provisions of this nondiscrimination clause in every subcontract, so that such provisions will be binding upon each subcontractor.

      10. Contractor obligations under this clause are limited to Contractor's facilities within Pennsylvania or, where the contract is for purchase of goods manufactured outside of Pennsylvania, the facilities at which such goods are actually produced.

            IN WITNESS WHEREOF,    the parties hereto have executed this
Management Agreement through their duly authorized representatives as of the day and year first above written.

            COMPANY:                Senior Quarters at Glen Riddle, L.P.

                                    By:  Senior Living Associates, Inc., General
                                         Partner



                                          BY:  ______________________________
                                                      Hal Peskin, President



            MANAGER:                SENIOR QUARTERS MANAGEMENT CORP.


                                          BY:  ______________________________
                                                      Evan Kaplan, President
                                        13